September 2014 Preliminary Terms No. 203 Registration Statement No. 333-177923 Dated September 8, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-III, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity.  However, if the ETF Shares have decreased in price, at maturity investors will lose 1% for every 1% decline.  The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the price of one ETF Share on the valuation date.  All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the PLUS.
SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the WisdomTree Japan Hedged Equity Fund
Reference index:	The WisdomTree Japan Hedged Equity Index
Aggregate principal amount:	$
Payment at maturity:	• If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-III.
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	At least $11.49 (at least 114.90% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.49 per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	September , 2014 (expected to price on or about September 19, 2014)
Original issue date (settlement date):	September , 2014 (3 business days after the pricing date)
Valuation date:
December 21, 2015, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III

Maturity date:
December 24, 2015, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III

CUSIP / ISIN:	48127H737 / US48127H7373
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per PLUS	$10.00	$0.175(2)	$9.775
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  In no event will these selling commissions exceed $0.175 per $10 stated principal amount PLUS.  See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS

If the PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the PLUS as determined by JPMS would be approximately $9.720 per $10 stated principal amount PLUS.  JPMS’s estimated value of the PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.50 per $10 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.
Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. MS-1-III and  “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-1-III, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the PLUS” at the end of this document.

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.

▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.

▪
To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	15 months
Leverage factor:	200%
Maximum payment at maturity:	At least $11.49 (at least 114.90% of the stated principal amount) per PLUS (to be provided in the pricing supplement).
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

September 2014	Page 2

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset.  If the asset has decreased in value, investors are fully exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline.  Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Upside Scenario
The ETF Shares increase in price and, at maturity, the PLUS pay the stated principal amount of $10 plus 200% of the share percent increase, subject to the maximum payment at maturity of at least $11.49 (at least 114.90% of the stated principal amount) per PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.

Par Scenario	The final share price is equal to the initial share price and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario
The ETF Shares decline in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price.  (Example: if the ETF Shares decrease in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)

September 2014	Page 3

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$11.49 (114.90% of the stated principal amount) per PLUS (which represents the lowest hypothetical maximum payment at maturity)*
*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.49 per PLUS.

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final share price is greater than the initial share price, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus 200% of the appreciation of the ETF Shares over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at a final share price of 107.45% of the initial share price.

▪	Par Scenario. If the final share price is equal to the initial share price, investors will receive the stated principal amount of $10 per PLUS.

▪
Downside Scenario.  If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.

▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

September 2014	Page 4

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. MS-1-III.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the ETF Shares and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.49 (at least 114.90% of the stated principal amount) per PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.  Although the leverage factor provides 200% exposure to any increase in the final share price as compared to the initial share price on the valuation date, because the maximum payment at maturity will be limited to at least 114.90% of the stated principal amount for the PLUS, any increase in the final share price by more than 7.45% (if the maximum payment at maturity is set at 114.90% of the stated principal amount) will not further increase the return on the PLUS.

▪
The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.  Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines.  Please refer to “Risk Factors — Risks Relating to the PLUS Generally” in the accompanying product supplement no. MS-1-III for additional information about these risks.

▪
JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions, the structuring fee and the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪	JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates. JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing

September 2014	Page 5

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.  We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, structuring fees, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.  Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS.  As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your PLUS to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the PLUS will be impacted by many economic and market factors.  The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:

▪	any actual or potential change in our creditworthiness or credit spreads;

▪	customary bid-ask spreads for similarly sized trades;

▪	secondary market credit spreads for structured debt issuances;

▪	the actual and expected volatility in the prices of the ETF Shares;

September 2014	Page 6

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	the time to maturity of the PLUS;

▪	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;

▪	interest and yield rates in the market generally;

▪	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the adjustment factor; and

▪	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪
The amount payable on the PLUS is not linked to the value of the ETF Shares at any time other than the valuation date.  The final share price will be based on the closing price of one ETF Share on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the price of the ETF Shares appreciates prior to the valuation date but then drops to or below the initial share price by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the ETF Shares prior to such drop.  Although the actual price of the ETF Shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one ETF Share on the valuation date.

▪
Investing in the PLUS is not equivalent to investing in the ETF Shares.  Investing in the PLUS is not equivalent to investing in the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.

▪
The PLUS are subject to risks associated with securities issued by non-U.S. companies.  The equity securities held by the ETF Shares have been issued by non-U.S. companies.  Investments in PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪
The currency hedge strategy employed by the DXJ ETF (as defined below) may not sufficiently reduce its exposure to currency fluctuations.  The price of the ETF Shares is related to the U.S. dollar value of equity securities that trade in Japanese yen.  The DXJ ETF attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen.  The amount of forward contracts and futures contracts in the DXJ ETF is based on the aggregate exposure of the DXJ ETF to the Japanese yen.  However, this approach may not eliminate the exposure of the DXJ ETF to the Japanese yen.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

As a result, the holders of the PLUS will still likely be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the DXJ ETF is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Japanese yen, the price of the ETF Shares could be adversely affected and the payment at maturity on the PLUS may be reduced.

September 2014	Page 7

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
The performance of the ETF Shares will not likely benefit from the appreciation of the Japanese Yen relative to the U.S. Dollar.  The  currency hedge strategy of the ETF Shares will likely result in lower returns in the ETF Shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar.  Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the ETF Shares (as compared to returns of an equivalent unhedged investment).

▪
Adjustments to the ETF Shares or the index tracked by the ETF Shares could adversely affect the value of the PLUS.  Those responsible for calculating and maintaining the ETF Shares and the index tracked by the ETF Shares, which we refer to as the reference index, can add, delete or substitute the components of the ETF Shares or the reference index, or make other methodological changes that could change the value of the ETF Shares or the reference index.  Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.

▪
There are risks associated with the ETF Shares.  Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market.  The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the PLUS.

▪
There are differences between the ETF Shares and the reference index.  The ETF Shares do not fully replicate the reference index and may hold securities not included in the reference index.  In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the reference index.  All of these factors may lead to a lack of correlation between the ETF Shares and the reference index.  In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index.  Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.  For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.

▪
Owning the PLUS is not the same as owning the ETF Shares.  Owning the PLUS is not the same as owning the ETF Shares.  Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS.  If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the PLUS may not increase comparably, if at all.  It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.

▪
The anti-dilution protection for the ETF Shares is limited.  The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares, and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

September 2014	Page 8

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December 24, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
Secondary trading may be limited.  The PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  JPMS may act as a market maker for the PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪
The final terms and valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document.  Accordingly, you should consider your potential investment in the PLUS based on the minimums for JPMS’s estimated value and the maximum payment at maturity.

▪
The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the PLUS.  The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III.  If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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WisdomTree Japan Hedged Equity Fund Overview

The WisdomTree Japan Hedged Equity Fund is an exchange-traded fund of WisdomTree Trust, a registered investment company.  The Fund seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (which we refer to as the reference index).  The Fund attempts to mitigate the currency risk resulting from the Fund’s exposure to the Japanese Yen by entering into forward currency contracts or futures contracts on the Japanese yen.  The reference index is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar.  For additional information about the WisdomTree Japan Hedged Equity Fund, see the information set forth in Appendix A.

Information as of market close on September 5, 2014:

Bloomberg Ticker Symbol:	DXJ
Current Share Price:	$50.60
52 Weeks Ago (on 9/9/2013):	$46.73
52 Week High (on 9/4/2014):	$50.88
52 Week Low (on 10/8/2013):	$44.75

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 2, 2009 through September 5, 2014.  The graph following the table sets forth the daily closing prices of the ETF Shares during the same period.  The closing price of one ETF Share on September 5, 2014 was $50.88.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
2009
First Quarter	$38.22	$28.40	$32.38
Second Quarter	$38.44	$32.72	$37.50
Third Quarter	$41.21	$36.77	$40.10
Fourth Quarter	$40.10	$36.89	$38.85
2010
First Quarter	$42.21	$39.41	$41.72
Second Quarter	$42.35	$35.13	$35.20
Third Quarter	$36.73	$34.30	$35.58
Fourth Quarter	$38.26	$34.12	$37.70
2011
First Quarter	$40.70	$33.09	$36.42
Second Quarter	$36.77	$33.96	$35.69
Third Quarter	$36.60	$31.17	$32.12
Fourth Quarter	$32.65	$30.11	$30.95
2012
First Quarter	$36.56	$31.01	$36.45
Second Quarter	$36.26	$29.71	$32.77
Third Quarter	$33.01	$29.97	$31.23
Fourth Quarter	$36.43	$30.39	$36.43
2013
First Quarter	$43.69	$36.21	$42.65
Second Quarter	$52.26	$40.32	$45.05
Third Quarter	$48.87	$43.35	$47.34
Fourth Quarter	$50.84	$44.75	$50.84
2014
First Quarter	$50.43	$45.07	$47.34
Second Quarter	$50.60	$44.84	$49.36
Third Quarter (through September 5, 2014)	$50.88	$48.48	$50.60

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Shares of the WisdomTree Japan Hedged Equity Fund Daily Closing Prices January 2, 2009 to September 5, 2014

This document relates only to the PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the WisdomTree Trust from the publicly available documents described in the first paragraph of this “WisdomTree Japan Hedged Equity Fund Overview” section, without independent verification.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the WisdomTree Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the WisdomTree Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph of this “WisdomTree Japan Hedged Equity Fund Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the WisdomTree Trust could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 PLUS
JPMS’s estimated value of the PLUS:
JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for

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structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”
JPMS’s estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS.  See “Risk Factors — JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the PLUS:
For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS.  The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of the PLUS at the issue price.  The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on your PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting

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comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the PLUS.
The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS.  See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “WisdomTree Japan Hedged Equity Fund Overview” in this document for a description of the market exposure provided by the PLUS.
The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-III.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-33 of the accompanying product supplement no. MS-1-III.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. MS-1-III and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-1-III dated March 18, 2014.

This document, together with the documents listed below, contains the terms of the PLUS

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and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-III as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-III dated March 18, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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APPENDIX A

The WisdomTree Japan Hedged Equity Fund

We have derived all information contained in this document regarding the WisdomTree Japan Hedged Equity Fund (the “DXJ ETF”) from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”).  The DXJ ETF is an investment portfolio managed by WisdomTree, the investment adviser to the DXJ ETF and by Mellon Capital Management Corporation (“Mellon Capital”), the sub-adviser to the DXJ ETF.  The DXJ ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “DXJ.”

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios.  Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the WisdomTree Trust, WisdomTree, Mellon Capital and the DXJ ETF, please see the DXJ ETF’s prospectus.  In addition, information about the DXJ ETF, WisdomTree and Mellon Capital may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the DXJ ETF’s website at http://www.wisdomtree.com/etfs.  Information contained in the DXJ ETF’s website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The DXJ ETF seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “reference index”).  The reference index is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar.  See “— The WisdomTree Japan Hedged Equity Index” below for more information about the reference index.

The DXJ ETF employs a “passive management” — or indexing — investment approach designed to track the performance of the reference index.  The DXJ ETF attempts to invest all, or substantially all, of its assets in the component securities that make up the reference index.  The DXJ ETF generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the component securities in the reference index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the reference index as a whole.  Under normal circumstances, at least 95% of the DXJ ETF’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the reference index.  WisdomTree expects that, over time, the correlation between the DXJ ETF’s performance and that of the reference index, before fees and expenses, will be 95% or better.  To the extent the reference index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the DXJ ETF will concentrate its investments to approximately the same extent.

To mitigate the currency risk resulting from the DXJ ETF’s exposure to the Japanese yen, the DXJ ETF may enter into forward currency contracts or futures contracts.  The amount of forward contracts and futures contracts in the DXJ ETF is based on the aggregate exposure of the DXJ ETF to the Japanese yen.  This currency mitigation approach may not offset the actual fluctuations between the Japanese yen and the U.S. dollar and as a result, may not eliminate the currency risk resulting from the DXJ ETF’s exposure to the Japanese yen.  A decline in the value of the Japanese yen relative to the U.S. dollar could result in a decline in the value of the DXJ ETF and, therefore, could result in a loss in your investment in the notes.

Holdings Information

The following tables summarize the DXJ ETF’s top holdings in individual companies and by sector as of September 5, 2014.

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Top Holdings in Individual Securities as of September 5, 2014

Name	Weight
1. Toyota Motor Corp	5.02%
2. Mitsubishi UFJ Financial Group	4.89%
3. Japan Tobacco Inc	3.88%
4. Mizuho Financial Group Inc	3.51%
5. Canon Inc	3.50%
6. Nissan Motor Co Ltd	3.19%
7. Honda Motor Co Ltd	3.16%
8. Mitsubishi Corp	2.77%
9. Takeda Pharmaceutical Co Ltd	2.73%
10. Mitsui & Co Ltd	2.61%

Top Holdings by Sector as of September 5, 2014

Sector	Percentage of Total Holdings
1. Consumer Discretionary	24.70%
2. Industrials	22.80%
3. Information Technology	14.20%
4. Financials	11.24%
5. Materials	9.73%
6. Consumer Staples	8.87%
7. Health Care	8.07%

The information above was compiled from the WisdomTree Trust’s website, without independent verification.  Information contained in the WisdomTree Trust’s website is not incorporated by reference in, and should not be considered a part of, this document or the relevant term sheet.

The WisdomTree Japan Hedged Equity Index

The WisdomTree Japan Hedged Equity Index (the “reference index”) is a stock index calculated, published and disseminated by WisdomTree Investments, Inc. (“WTI”), and is designed to provide exposure to a segment of the Japanese equity markets while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar.  The reference index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan.  By excluding companies that derive 80% or more of their revenue from Japan, the reference index is concentrated on dividend-paying companies with a more significant non-Japan revenue base.  The companies included in the reference index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased.  The reference index is a currency hedged version of the WisdomTree Japan Dividend Index (the “WJD Index”), and the selection and weighting methodology for the reference index is identical to the selection and weighting methodology used for the WJD Index.

Selection Criteria

To be eligible for inclusion in the reference index, component companies must meet the following eligibility requirements established by WTI: (i) payment of at least $5 million in cash dividends on common shares in the annual cycle prior to the annual rebalance of the reference index; (ii) market capitalization of at least $100 million as of the rebalance of the reference index; (iii) average daily dollar volume of at least $100,000 for the three months preceding the rebalance of the reference index; and (iv) trading of at least 250,000 shares per month for each of the six months preceding the rebalance of the reference index.

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Companies are weighted in the reference index based on annual cash dividends paid.  At the time of the annual rebalance of the reference index, the maximum weight of any single security in the reference index is capped at 5% and the maximum weight of any one sector in the reference index is capped at 25%.  In response to market conditions, security and sector weights may fluctuate above the specified cap between annual rebalance of the reference index dates.  WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector.  The following sectors are included in the reference index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities.  A sector is comprised of multiple industries. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Index Calculation

The reference index is a currency hedged version of the WJD Index.  The index values of the WJD Index are calculated by aggregating the sum of the product of number of stocks in the reference index for a component company, the price of such stock and the cross rate of the Japanese yen against the U.S. dollar.  This value is then adjusted by a divisor.  By adjusting the divisor, the index value retains its continuity before and after changes in the market capitalization of the reference index due to changes in composition, weighting or corporate actions.

The WJD Index is calculated whenever the New York Stock Exchange is open for trading.  If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the WJD Index until trading resumes.  If trading is suspended before the opening, the adjusted closing price of the stock from the previous day is used to calculate the WJD Index.  Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the WJD Index.

The reference index is a currency hedged version of the WJD Index, and the reference index is designed to approximate the investable return available to U.S. based investors that attempts to mitigate currency fluctuations as a source of the international index return.

The reference index is calculated on a daily basis and it uses to a WM/Reuters 1-month forward rate to mitigate the effects of currency fluctuations.  The precise calculation for the daily hedged currency index is as follows:

Where:
•	Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar
•	Spot Rate = Spot Rate in foreign currency per U.S. dollar.
•	For each month m, there are d= 1, 2, 3, … D calendar days so “md” is day d for month m and “m0” is the last day of month m-1.
•	D = total number of days in month m

Weighting

The reference index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in the total return of such index.  The initial weight of a component in the reference index at the annual reconstitution is derived by multiplying the U.S. dollar value of the annual dividend per share of the company by the number of common shares outstanding for that company (the “Cash Dividend Factor”).  Special dividends are not included in the computation of weights of the reference index.  The Cash Dividend Factor is calculated for every component in the reference index and then summed.  The

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weight of each component, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that reference index.  The International Weighting Date is the date on which component weights are set and it occurs immediately after the close of trading on the third Wednesday of June.  New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”).

The weighting of the reference index will be modified in the event of the following weighting modification events:

(i)
The maximum weight of any individual component security is capped at 5% on the annual rebalance prior to the introduction of sector caps.  The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

(ii)	Where a sector achieves a weight that is greater than or equal to 25% of the reference index, weight of companies will be proportionally reduced to 25% as of the annual screening date.
(iii)
Where the collective weight of the component securities of the reference index whose individual current weights are greater than or equal to 5.0% of the reference index is greater than or equal to 50.0% of the reference index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the reference index at the close of the current calendar quarter.  All other components in the reference index will also be rebalanced to reflect their relative weights before the adjustment.

Dividend Treatment

Normal dividend payments are reinvested and accounted for in the calculation of the index value of the reference index.  However, special dividends that are not reinvested in the reference index require index divisor adjustments.

Maintenance of the reference index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions.  Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the number of stocks of such constituent included in the reference index and the stock prices of the component companies in the reference index.  Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the number of stocks of such constituent included in the reference index or in the stock prices of the component companies in the reference index.  Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments.  Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions.  Whenever possible, changes to the components of the reference index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Index Divisor Adjustments

Changes in the market capitalization of the reference index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the reference index.  Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date.  In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter.  For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

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